                                                            EXHIBIT 12


                           FLEMING COMPANIES, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                             FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                             ------------------------------------------------
                               1990      1991     1992      1993       1994
                             --------  --------  --------  --------  --------
                                          (IN THOUSANDS OF DOLLARS)
Earnings:
 Pretax income               $164,501  $104,329  $194,941  $ 72,078  $112,337
 Fixed charges, net           117,877   117,865   105,726   102,303   148,454
                             --------  --------  --------  --------  --------
Total earnings               $282,378  $222,194  $300,667  $174,381  $260,791
                             ========  ========  ========  ========  ========

Fixed charges:
 Interest expense            $ 93,643  $ 93,353  $ 81,102  $ 78,029  $120,408
 Portion of rental charges
    deemed to be interest      22,836    22,907    23,027    22,969    27,746
 Capitalized interest and
    debt issuance cost
    amortization                1,250     1,464     1,287     1,005       364
                             --------  --------  --------  --------  --------
Total fixed charges          $117,729  $117,724  $105,416  $102,003  $148,518
                             ========  ========  ========  ========  ========
Ratio of earnings
 to fixed charges                2.40      1.89      2.85      1.71      1.76
                                 ====      ====      ====      ====      ====

"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.